Exhibit 21.1




                               Dynex Capital, Inc.
                          List of Consolidated Entities
                             As of December 31, 2000





AutoBond Funding Corporation 1997-A
Dynex Commercial Services, Inc.
Dynex Healthcare Capital, Inc.
Dynex Home Loan, Inc.
Dynex Securities, Inc.
Financial Asset Securitization, Inc.
GLS Capital Services, Inc.
         GLS Development, Inc.
SMFC Funding Corporation
MSC I L.P.


Issuer Holding Corp.
     Commercial Capital Access One, Inc.
     Resource Finance Co. One
         Resource Finance Co. Two
         ND Holding Co.
     Merit Securities Corporation
     GLS Capital, Inc.
     GLS Capital Services - Marlborough, Inc.
     GLS Capital - Cuyahoga, Inc.
     PaineWebber Mortgage Obligations, Inc.
     SHF Corp.





NOTE: All companies were incorporated in Virginia except for PaineWebber Mortgage Obligations (Delaware) and AutoBond Funding Corporation 1997-A (Nevada).